                                                                   Exhibit 1.2


                             DRAFT - APRIL 25, 1997


                      1997 DEFERRED COMPENSATION AGREEMENT

        This 1997 Deferred Compensation Agreement (the "Agreement") is made and entered into this 1st day of May, 1997 by and between Columbia Bancorp, an Oregon corporation ("Bancorp") and Terry L. Cochran ("Employee").


                                    RECITALS

        (1) Bancorp is an Oregon corporation and is the holding company of Columbia River Banking Company (the "Bank"), a state-chartered Oregon financial institution with its principal office in The Dalles, Oregon.

        (2) Employee is now employed full-time by Bancorp as President and Chief Executive Officer of Bancorp and of the Bank. Employee has served as President and Chief Executive Officer of Bancorp since its formation in 1995, and has served in many positions at the Bank, including President and Chief Executive Officer, since 1981.

        (3) Bancorp recognizes the contributions that Employee has made to the success and profitability of the Bank and of Bancorp, and desires to provide deferred compensation and other consideration to Employee as compensation for his services and for the confidentiality covenants set forth in the Agreement.

                Now, therefore, it is agreed:

        1.      Deferred Compensation.

        1.1 Employee shall become eligible for deferred compensation under the Agreement upon his retirement as a full-time employee of Bancorp; provided, that in no event shall Employee be entitled to deferred compensation payments under the Agreement prior to May 15, 1999 regardless of the date of Employee's termination of employment by retirement or otherwise.

        1.2 Beginning on the first 15th day of May immediately following the date of Employee's retirement, and on the 15th day of May of each year thereafter through and including May 15, 2005, Bancorp shall pay Employee deferred compensation consisting of (i) $26,000 per year, plus (ii) Accrued Interest as provided in Section 1.3 herein.

        1.3 Payment of the Accrued Interest described in Section 1.2(ii) has been provided for by the purchase of a $120,000 market rate certificate of deposit (the "CD") on December 26, 1995. The CD, which matures on May 15, 1997, was purchased to fund such payments. Upon the maturity of the CD a new market rate certificate of deposit shall be purchased with a comparable maturity for the same purpose as long as Employee is entitled to deferred compensation payments under the Agreement. Any interest earned (the "Accrued Interest") on the CD and any subsequent certificates of deposit purchased under the Agreement shall be paid to Employee as follows: (i) on the first May 15 on which Employee is paid his first yearly deferred compensation payment



Page 1 - 1997 DEFERRED COMPENSATION AGREEMENT (Columbia Bancorp -
         Terry L. Cochran)
under the Agreement, Employee shall also be paid all Accrued Interest earned from the first date the CD and any subsequent certificates of deposit began earning interest through the May 15, of the year in which Employee is paid such first yearly payment; (ii) on the 15th day of May of each year thereafter through and including May 15, 2005, Employee shall be paid all Accrued Interest earned from the CD and any subsequent certificates of deposit from May 15 of the previous calendar year through May 15, of the current payment year.

     1.4 For the purposes of this Agreement, Employee shall be deemed "retired" on and as of the date of occurrence of one or more of the following:
(i) the date of expiration of Employee's term of employment under the employment Agreement between the parties of May 1, 1997 where such term has not been extended; (ii) the effective date of termination of Employee's employment by Bancorp or by Employee, with or without cause; or (ii) such other date on which the parties may mutually agree in writing.

     1.5 If prior to retirement Employee is terminated by Bancorp with cause, Employee shall not be entitled to any deferred compensation payments or any benefits under Section 1.6 or elsewhere in the Agreement, and the Agreement shall as of such termination date be null and void.

     1.6 As additional consideration under the Agreement, from and after the date of Employee's retirement through May 15, 2005, Bancorp shall provide Employee with all medical, dental, disability, vision and life insurance which Bancorp or the Bank provided to full-time employees.

     2.   Change of Control.

     2.1 If there is a change of control of Bancorp on or at any time prior to May 15, 2005, Employee shall continue to be entitled to receive the deferred compensation provided in Section 1 of the Agreement.

     2.2 If Employee is a participant in a restricted stock plan or share option plan, and such plan is terminated involuntarily as a result of the change of control, all stock and options shall be declared fully vested and shall be distributed. With respect to any unexercised options under any stock option plan, such options may be exercised within the period provided in such plan. Effective as of the date of the change of control, any holding period established for stock paid as bonus or other compensation shall be deemed terminated, except as otherwise provided by law.

     2.3 As used in this Section, "control" shall mean the acquisition of twenty-five percent (25%) or more of the voting securities of Bancorp by any person, or persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, or to such acquisition of a percentage between ten percent (10%) and twenty-five percent (25%) if the Board or the Comptroller of the Currency, the FDIC, or the Federal Reserve Bank have made a determination that such acquisition constitutes or will constitute control of Bancorp. The term "person" refers to an individual, corporation, Bank, bank holding company, or other entity, but excludes any Employee Stock

        Page 2 - 1997 DEFERRED COMPENSATION AGREEMENT (Columbia Bancorp-
                 Terry L. Cochran)

Ownership Plan established for the benefit of employees of Bancorp or any of its subsidiaries.

     3.   Covenants.

     3.1 Employee shall at all times fully cooperate with Bancorp and its affiliates in the defense or prosecution of any litigation arising from or relating to matters about which Employee has knowledge based on his employment or other work, paid or unpaid, for Bancorp and its affiliates.

     3.2 Employee shall at all times keep all confidential and proprietary information gained from his employment by Bancorp, or other previous and present paid or unpaid work for Bancorp and its affiliates, in strictest confidence, and will not disclose or otherwise disseminate such information to anyone, other than to Board members or employees of Bancorp or its affiliates, except as may be required by law, regulation or subpoena.

     4.   Miscellaneous.

     4.1 Employee's retirement shall not be deemed a retirement or general termination under Section 8 of the Bank's 1993 Stock Incentive Plan or under any similar provision of any successor Plan, and shall therefore not limit the time within which Employee may exercise his stock option rights thereunder, except as otherwise provided under the Plan or any successor plan or under applicable law.

     4.2 Each and every portion of the Agreement is contractual and not a mere recital, and all recitals shall be deemed incorporated into the Agreement. The Agreement shall be governed by and interpreted according to Oregon law and any applicable federal law. The Agreement may not be amended except by a subsequent written agreement signed by all parties hereto.

     4.3 The Agreement contains the entire understanding and agreement of the parties with respect to the parties' relationship, and all prior negotiations, discussions or understandings, oral or written, are hereby integrated herein. No prior negotiations, or agreements not contained herein or in such documents shall be binding or enforceable against the parties.

     4.4 The Agreement shall be effective and binding upon the parties as of and from and after May 1, 1997 until its expiration or termination as provided herein. Employee's rights under the Agreement are in addition to Employee's rights under the Employment Agreement of May 1, 1997 between the parties.

     4.5 The Agreement may be signed in several counterparts. The signature of one party on any counterpart shall bind such party just as if all parties had signed that counterpart. Each counterpart shall be considered an original. All counterparts of the Agreement shall together constitute one original document.

     4.6 All rights and duties of Bancorp under the Agreement shall be binding on and inure to the benefit of Bancorp's successors and assigns, including any person or entity which acquires a controlling interest Bancorp and any person or entity which


       Page 3 - 1997 DEFERRED COMPENSATION AGREEMENT (Columbia Bancorp -
                     Terry L. Cochran)
acquires all or substantially all of Bancorp's assets. Bancorp and any such successor or assign shall be and remain jointly and severally liable to Employee under the Agreement. Employee may not assign or transfer Employee's rights or interests in or under the Agreement other than by a will or by the laws of descent and distribution.

     4.7 The Agreement, including the payment rights provided in the Agreement, shall inure to the benefit of and be enforceable by Employee's estate or legal representative. Without limitation of the foregoing, it is understood and agreed that if Employee's employment is terminated prior to the first day on which Employee becomes eligible for the deferred compensation payments provided under the Agreement, and if such termination is due to death, disability or any other reason, other than termination with cause as described in Section 1.5 herein, the Employee or his estate shall be entitled to all deferred compensation payments hereunder from and after the first such date of eligibility.

     4.8 Any waiver by any party hereto of any provision of the Agreement, or of any breach thereof, shall not constitute a waiver of any other provision or of any other breach. If any provision, paragraph or subparagraph herein shall be deemed invalid, illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions, paragraphs and subparagraphs shall not be affected.

     4.9 Any dispute, controversy, claim or difference concerning or arising from the Agreement or the rights or performance of either party under the Agreement, including disputes about the interpretation of construction of the Agreement, shall be settled through binding arbitration in the State of Oregon and in accordance with the rules of the American Arbitration Association. A judgment upon the award rendered in such arbitration may be entered in any court of competent jurisdiction.

     4.10 The Agreement supersedes and replaces the Deferred Compensation Agreement between Employee and Bancorp of May 14, 1996, and the latter agrement shall be deemed null and void as of May 1, 1997.



/s/  TERRY L. COCHRAN
-------------------------
   Terry L. Cochran



COLUMBIA BANCORP

By:/s/ STEVE MARTIN
   ----------------------
   Chairman



        Page 4 - 1997 DEFERRED COMPENSATION AGREEMENT (Columbia Bancorp -
                 Terry L. Cochran)